CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143801 and 333-161725 on Form S-8 of our report dated December 12, 2022, relating to the financial statements and supplemental schedule of The Procter & Gamble Savings Plan appearing in this Annual Report on Form 11-K for the year ended June 30, 2022.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
December 12, 2022